Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE

Georgia Gulf Reports Q4 ‘07 Financial Results

•                  Q4 ‘07 sales up by 14% over prior year.

•                  Net loss of $6.62 per diluted share in Q4’07 includes non-cash charges of $6.05 per diluted share.

•                  Operating income before non-cash charges was $2.9 million in Q4 ‘07, compared to an operating loss of $4.2 million prior to purchase accounting for fair valuation of inventory in Q4 ‘06.

•                  Cash flow from operations and proceeds from sale-leaseback drive $71.5 million term debt reduction in Q4 ‘07.

•                  Goals for 2008 include debt reduction of over $125.0 million, as well as higher EBITDA than reported in 2007.

Atlanta, Georgia — February 14, 2008 — Georgia Gulf today announced financial results for the three months and the year ended December 31, 2007, as well as its key business plan objectives for 2008.

Georgia Gulf reported net sales of $776.4 million for the fourth quarter of 2007 compared to net sales of $681.5 million in the fourth quarter of 2006, representing a 14% increase.   In spite of challenging market conditions, each of the Company’s reportable segments generated higher sales than in the same quarter during the prior year.

Georgia Gulf reported a net loss of $227.3 million or $6.62 per diluted share for the fourth quarter of 2007, compared to a net loss of $47.2 million or $1.38 per diluted share during the same quarter in the previous year.  The decline in net income was due to non-cash charges recorded in the fourth quarter of 2007 totaling $207.8 million, or $6.05 per diluted share.  These charges included an asset impairment charge of $155.7 million or $4.53 per diluted share, reflecting write-downs of goodwill, intangible and other long-lived assets in the Window & Door Profiles and Mouldings, Outdoor Building Products and Chlorovinyls segments, primarily as a result of substantial declines in North American construction activity.  In addition, the Company recorded a non-cash charge of $52.1 million or $1.52 per diluted share, pertaining to a valuation allowance against its deferred tax assets in Canada.  Excluding the impact of non-cash charges, the net loss during the fourth quarter of 2007 was $19.5 million, or $0.57 per diluted share, compared to a net loss of $35.7 million or $1.05 per diluted share in the prior year excluding the non-recurring impact of $11.5 million, net of tax or $0.34 per diluted share from valuing Royal Group’s inventory at fair value as of the date of the acquisition, as required by purchase accounting standards.

The Company reported an operating loss of $152.8 million for the fourth quarter of 2007, compared to an operating loss of $22.2 million during the same quarter in the prior year.  Georgia Gulf’s operating income excluding the non-cash charges previously discussed was $2.9 million during the fourth quarter of 2007, compared to an operating loss of $4.2 million during the same quarter in the prior year exclusive of $18 million of purchase accounting for fair valuation of inventory.  The $7.1 million improvement in the operating income (loss) line reflects the progress Georgia Gulf has made reducing its costs, amidst a difficult industry environment.  In addition, Georgia Gulf’s operating income was negatively impacted by approximately $10.0 million due to the fluctuating exchange rate between the Canadian and US dollars for the fourth quarter of 2007 over the fourth quarter of 2006.

For the year ended December 31, 2007, Georgia Gulf’s sales were $3.2 billion, compared to $2.4 billion during 2006.  The increase in sales can be primarily attributed to the acquisition of Royal Group, which occurred on October 3, 2006.  In fiscal 2007, Georgia Gulf recorded a net loss of $266.0 million or $7.75 per diluted share, compared to net income of $48.5 million or $1.41 per diluted share in the prior year.  The primary reasons for the significant 2007 net loss are the previously discussed non-cash charges totaling $207.8 million or $6.05 per diluted share recorded in during the fourth quarter of 2007, as well as additional interest expense associated with the Royal Group acquisition.  During 2007, the Company’s interest expense was $135.0 million, compared to $46.4 million in the prior year.  Excluding the non-cash charges recorded in the fourth quarter, as well as $1.3 million, net of tax or $0.04 per diluted share relating to the purchase accounting for fair valuation of inventories recorded in the first quarter of the year, the Company recorded a net loss of $56.9 million or $1.66 per diluted share in 2007.  This loss compares to net income of $60.1 million or $1.75 per diluted share in 2006, excluding $11.5 million, net of tax or $0.34 per diluted share from valuing Royal Group’s inventory at fair value as of the date of the acquisition, as required by purchase accounting standards.

As of December 31, 2007, total debt including asset securitization, but excluding lease financing obligations, was approximately $209.5 million lower than in the prior year.  During 2007, Georgia Gulf generated cash flow from operating activities of $128.2 million, with divestitures being a cash source of $105.3 million.  “Georgia Gulf’s positive cash flow from operating activities helped us to reduce debt in 2007, which remains our primary goal for 2008,” commented Ed Schmitt, retiring Chairman, President and CEO. “During the toughest year our industry has witnessed in quite some time, we improved certain market positions, lowered our cost structure and reduced our debt,” added Mr. Schmitt.

Window & Door Profiles and Mouldings

In the window & door profiles and mouldings segment, sales were $126.1 million in the fourth quarter of 2007, compared to $117.0 million recorded during the same quarter in the prior year.  The window & door profiles and mouldings segment’s operating loss for the fourth quarter of 2007 was $60.0 million compared to $5.9 million for the same quarter in 2006.  Excluding non-cash charges of $61.1 million for impairment of goodwill, intangibles and other long-lived assets, operating income was $1.1 million in the fourth quarter of 2007. This operating income compares to an operating loss of $0.9 million during the same quarter in the prior year excluding the impact from valuing Royal Group’s inventory at fair value as of the date of the acquisition, as required by purchase accounting standards totaling $5.0 million.  The improvement is attributable to higher selling prices on flat sales volume coupled with fixed cost reductions, partially offset by higher raw material and conversion costs.  The Company elected to reduce production rates to reduce inventory levels during the fourth quarter of 2007, which resulted in higher conversion costs.

Outdoor Building Products

In the outdoor building products segment, sales were $118.8 million in the fourth quarter of 2007, compared to $108.9 million recorded during the same quarter in the prior year. Outdoor Building Products operating loss for the fourth quarter of 2007 was $53.6 million compared to an operating loss of $17.2 million for the same quarter in 2006.  Excluding non-cash charges of $39.1 million for impairment of goodwill, intangibles and other long-lived assets, the segment reported an operating loss of $14.6 million in the fourth quarter of 2007.  In the fourth quarter of 2006, the segment reported an operating loss of $5.8 million, excluding the impact from valuing Royal Group’s inventory at fair value as of the date of the acquisition, as required by purchase accounting standards totaling $11.4 million.  The increased operating loss is attributable to higher material and conversion costs, which were partially offset by higher selling prices. The Company elected to reduce production rates to reduce inventory levels during the fourth quarter of 2007, which resulted in higher conversion costs.

Chlorovinyls

In the chlorovinyls segment, sales increased to $356.4 million in the fourth quarter of 2007 from $321.0 million during the fourth quarter of 2006.  Chlorovinyls operating loss for the fourth quarter of 2007 was $31.9 million compared to operating income of $23.0 million for the same quarter in 2006.  Excluding non-cash charges of $55.5 million for impairment of goodwill and other long-lived assets, the segment operating income in the fourth quarter of 2007 was $23.5 million compared to operating income of $24.6 million in the same quarter during the prior year, excluding a non-cash charge of $1.6 million from valuing Royal Group’s inventory at fair value as of the date of the acquisition, as required by purchase accounting standards.  Higher ethylene feedstock costs negatively impacted fourth quarter 2007 operating income, while higher average selling prices and sales volumes positively impacted performance.  According to industry reports, ethylene costs rose 31% from the same quarter in the prior year, with PVC selling prices up by 1% and caustic prices up by 44%.  Industry reports suggest fourth quarter PVC sales volumes were down by about 2% on a year over year basis.

Aromatics

In the aromatics segment, sales increased to $175.1 million in the fourth quarter of 2007 from $134.6 million during the fourth quarter of 2006.  The segment reported operating income of $3.5 million for the fourth quarter of 2007 compared to an operating loss of $9.6 million in the same quarter during the prior year.  The substantial improvement in operating performance can be attributed to higher sales volumes and average selling prices, offset slightly by higher propylene feedstock costs.  According to industry sources, prices for cumene and phenol were up by 8% and 1%, respectively, compared to the same quarter in the prior year, while propylene and benzene feedstock costs were up by 38% and 5% respectively.

2008 Business Plan Highlights

In a separate News Release issued today, Georgia Gulf announced that Paul Carrico has been promoted to the position of President and Chief Executive Officer.  In addition, the Company announced that Patrick Fleming has been elected Chairman of the Board.  Mr. Carrico succeeds Mr. Schmitt who has served as Georgia Gulf’s Chairman, President and CEO since 1998.

Under Mr. Carrico’s leadership, Georgia Gulf targets repayment of over $125 million in debt in 2008.  It intends to achieve this goal by reducing working capital, generating cash from non-operating sources, as well as achieving higher EBITDA than it did in 2007.

With demand for chemical and construction products in North America being impacted by difficult economic conditions, Georgia Gulf has been implementing plans to bolster demand for its products.  In 2008, the Company is seeking to increase exports of chlorovinyl products, as well as increase its share of certain building and home improvement product markets.

Georgia Gulf intends to further reduce its cost structure by right sizing its workforce, reducing professional fees, idling certain PVC resin capacity and internally sourcing more materials consumed in extrusion operations.  While savings from these initiatives will commence in the first quarter, the initiatives are not expected to have a meaningful impact until the second quarter of the year.

With its highly-efficient, modernized PVC resin production line located in Plaquemine, LA now fully operational, Georgia Gulf has temporarily idled other PVC resin production lines.  As was previously announced, Georgia Gulf temporarily idled its Sarnia, Ontario PVC resin production facility in mid-December.  Since then, the Company has temporarily idled certain PVC resin production lines in other facilities.  In total, Georgia Gulf has now temporarily idled 700 million pounds of capacity on an annualized basis.  The Company expects this capacity will remain idled for some portion of 2008.  “By temporarily idling this capacity, we are moving production to our most efficient lines, reducing our costs and adding a better balance to the supply/demand equation,” noted Mr. Carrico.

In addition to initiatives aimed at improving its income statement, the Company expects to generate cash from other sources in order to reduce debt.  Specifically, further real estate divestitures, working capital reductions and income tax refunds are expected to be sources of cash in 2008.

The Company is nearing settlement of its income tax dispute with the Province of Quebec for less than the originally assessed amount. This settlement would improve the Company’s liquidity position, as a result of a $44 million letter of credit being released.

“These initial plans should help us to deal with difficult, near-term market conditions, while positioning us as a highly efficient integrated vinyl building and home improvement products manufacturer,” noted Mr. Carrico.  He added that, “the management team will revisit 2008 plans in the coming days, to focus the organization on those opportunities with the greatest potential to enhance shareholder value.”

Conference Call

The Company will discuss fourth quarter and full year 2007 financial results and business developments via conference call and Webcast on Friday, February 15, 2008, at 10:00 AM ET.  To access the Company’s fourth quarter teleconference, please dial 888-552-7928 (domestic) or 706-679-3718 (international).  To access the conference call via Webcast, log on to http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=112207&eventID=1752552.  Playbacks will be available from 1:00 PM ET Friday, February 15, to midnight ET Friday, February 22.  Playback numbers are 800-642-1687 (domestic) or 706-645-9291 (international).  The conference call ID number is 33117773.

Georgia Gulf

Georgia Gulf Corporation is a leading, integrated North American manufacturer of two chemical lines, chlorovinyls and aromatics, and manufactures vinyl-based building and home improvement products.  The Company’s vinyl-based building and home improvement products, marketed under Royal Group brands, include window and door profiles, mouldings, siding, pipe and pipe fittings, deck, fence and rail and outdoor storage buildings.  Georgia Gulf, headquartered in Atlanta, Georgia, has manufacturing facilities located throughout North America to provide industry-leading service to customers.

Safe Harbor

This news release contains forward-looking statements subject to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on management’s assumptions regarding business conditions, and actual results may be materially different.  Risks and uncertainties inherent in these assumptions include, but are not limited to difficulties in integrating the recently acquired business of Royal Group, Inc., uncertainties relating to Royal Group’s business and liabilities, uncertainties regarding asset sales, synergies, operating efficiencies and competitive conditions, future global economic conditions, economic conditions in the industries to which our products are sold, industry production capacity, raw materials and energy costs and other factors discussed in the Securities and Exchange Commission filings of Georgia Gulf Corporation, including our annual report on Form 10-K for the year ended December 31, 2006.

CONTACT:

Mark Badger

Georgia Gulf Corporation

Atlanta: 1-770-395-4524

Toronto: 1-906-652-6210

GEORGIA GULF CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

In Thousands	December 31, 2007	December 31, 2006

ASSETS

Cash and cash equivalents	$9,227	$9,641
Receivables, net of allowance	211,613	237,496
Inventories	366,545	339,405
Prepaid expenses	19,999	29,577
Income tax receivables	12,974	37,143
Deferred income taxes	25,049	30,664
Current assets held for sale	—	11,080

Total current assets	645,407	695,006

Property, plant and equipment, net	967,188	1,023,004
Goodwill	282,282	377,124
Intangible assets, net	75,789	88,361
Other assets, net	196,262	204,813
Non-current assets held for sale	31,873	69,919

Total assets	$2,198,801	$2,458,227

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current portion of long-term debt	$30,709	$32,495
Accounts payable	232,477	215,282
Interest payable	17,752	21,290
Accrued compensation	32,882	37,218
Liability for unrecognized income tax benefits and other tax reserves	79,431	88,338
Other accrued liabilities	60,774	97,428

Total current liabilities	454,025	492,051

Long-term debt, less current portion	1,351,299	1,465,639
Liability for unrecognized income tax benefits	37,874	—
Deferred income taxes	131,601	88,476
Other non-current liabilities	27,201	18,538
Stockholders’ equity	196,801	393,523

Total liabilities and stockholders’ equity	$2,198,801	$2,458,227

Common shares outstanding	34,392	34,390

GEORGIA GULF CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
In Thousands (except per share data)	2007	2006	2007	2006

Net sales	$776,416	$681,538	$3,157,270	$2,427,843

Operating costs and expenses
Costs of sales	712,596	640,711	2,851,426	2,152,571
Goodwill and other long-lived asset impairment	155,712	—	155,712	—
Selling, general and administrative expenses	60,910	63,021	233,818	119,151
Total operating costs and expenses	929,218	703,732	3,240,956	2,271,722

Operating income	(152,802)	(22,194)	(83,686)	156,121

Interest expense, net	(34,401)	(40,691)	(133,763)	(51,279)
Foreign exchange (losses) gains	3,215	(5,697)	6,286	(21,543)
(Loss) income from continuing operations before income taxes	(183,988)	(68,582)	(211,163)	83,299

Provision (benefit) for income taxes	42,447	(24,652)	44,000	31,497

(Loss) income from continuing operations	(226,435)	(43,930)	(255,163)	51,802

(Loss) from discontinued operations, net of tax	(890)	(3,263)	(10,864)	(3,263)

Net (loss) income	$(227,325)	$(47,193)	$(266,027)	$48,539

(Loss) earnings per share:
Basic:
(Loss) income from continuing operations	$(6.59)	$(1.28)	$(7.43)	$1.52
(Loss) from discontinued operations	(0.03)	(0.10)	(0.32)	(0.10)
Net (loss) income	$(6.62)	$(1.38)	$(7.75)	$1.42

Diluted:
(Loss) income from continuing operations	$(6.59)	$(1.28)	$(7.43)	$1.51
(Loss) from discontinued operations	(0.03)	(0.10)	(0.32)	(0.10)
Net income (loss)	$(6.62)	$(1.38)	$(7.75)	$1.41
Weighted average common shares:
Basic	34,359	34,114	34,347	34,093
Diluted	34,359	34,114	34,347	34,386

GEORGIA GULF CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
In Thousands	2007	2006	2007	2006

Cash flows from operating activities:
Net (loss) income	$(227,326)	$(47,193)	$(266,027)	$48,539
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	38,274	37,003	150,210	85,019
Foreign exchange loss (gain)	(3,057)	4,997	(10,357)	20,843
Deferred income tax expense (benefit)	39,035	(8,445)	26,832	(21,189)
Non-cash impairment charges	155,712	—	155,712	—
Excess tax benefit related to stock plans	(265)	196	(1,142)	—
Stock based compensation	1,635	2,123	10,856	12,704
Other non-cash items	12,391	3,111	30,080	7,309
Change in operating assets, liabilities and other	44,835	79,874	31,995	101,501
Net cash provided by operating activities from continuing operations	61,234	71,666	128,159	254,726
Net cash provided by (used in) operating activities from discontinuing operations	—	(4,149)	398	(4,149)
Net cash provided by operating activities:	61,234	67,517	128,557	250,577

Cash flows from investing activities:
Acquisition, net of cash acquired	—	(1,075,396)	—	(1,075,396)
Settlement of foreign exchange contracts	—	(4,997)	—	(20,843)
Capital expenditures	(11,046)	(43,273)	(83,669)	(90,770)
Proceeds from sale of PP&E, assets held for sale and discontinued operations	25,617	106,092	105,258	106,092

Net cash provided by (used in) investing activities	14,571	(1,017,574)	21,589	(1,080,917)

Cash flows from financing activities:
Net change in revolving line of credit	(650)	(8,100)	(7,241)	(123,400)
Issuance of long-term debt	—	1,493,543	—	1,493,543
Repayment of long-term debt	(71,584)	(497,374)	(224,505)	(497,374)
Proceeds from lease financing	—	—	95,865	—
Fees paid for bridge financing		(2,325)		(2,325)
Fees paid to issue debt	—	(38,020)	(3,241)	(38,020)
Proceeds from issuance of common stock	—	2,831	—	3,194
Purchase and retirement of common stock	—	—	(685)	(1,032)
Tax benefits from employee share-based exercises	—	—	—	1,432
Dividends paid	(2,775)	(2,749)	(11,099)	(10,996)

Net cash used in (provided by) financing activities	(75,009)	947,806	(150,906)	825,022
Effect of exchange rate changes on cash and cash equivalents	444	661	346	661

Net change in cash and cash equivalents	1,240	(1,590)	(414)	(4,657)
Cash and cash equivalents at beginning of period	7,987	11,231	9,641	14,298
Cash and cash equivalents at end of period	$9,227	$9,641	$9,227	$9,641

GEORGIA GULF CORPORATION AND SUBSIDIARIES

SEGMENT INFORMATION

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
In Thousands	2007	2006	2007	2006

Segment net sales:
Chlorovinyls	$356,425	$320,971	$1,409,129	$1,642,782
Window & door profile and mouldings products	126,115	117,029	507,968	117,029
Outdoor building products	118,780	108,916	573,250	108,916
Aromatics	175,096	134,623	666,923	559,116
Net sales	$776,416	$681,539	$3,157,270	$2,427,843

Segment operating (loss) income:
Chlorovinyls	$(31,939)	$22,985	$52,121	$238,792
Window & door profile and mouldings products	(60,014)	(5,946)	(54,478)	(5,946)
Outdoor building products	(53,633)	(17,186)	(50,864)	(17,186)
Aromatics	3,476	(9,581)	10,459	(17,230)
Unallocated corporate expenses	(10,692)	(12,466)	(40,924)	(42,309)
Total operating (loss) income	$(152,802)	$(22,194)	$(83,686)	$156,121